CERTIFICATE OF DESIGNATION OF SERIES

AND DETERMINATION OF RIGHTS AND PREFERENCES

OF

CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES A

OF

UNITED FUEL & ENERGY CORPORATION

United Fuel & Energy Corporation, a Nevada corporation (the “Company”), acting pursuant to Article 78.195 and Article 78.1955 of the Nevada Revised Statutes, does hereby submit the following Certificate of Designation of Series and Determination of Rights and Preferences of its Convertible Preferred Stock, Series A.

FIRST: The name of the Company is United Fuel & Energy Corporation

SECOND: By unanimous consent of the Board of Directors of the Company dated March 30, 2006, the following resolutions were duly adopted:

WHEREAS, the Articles of Incorporation of the Company authorize Preferred Stock consisting of 5,000,000 shares, $0.001 par value, issuable from time to time in one or more series; and

WHEREAS, the Board of Directors of the Company is authorized, subject to limitations prescribed by law and by the provisions of Section 4 of the Company’s Articles of Incorporation, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED that pursuant to Section 4 of the Company’s Articles of Incorporation there is hereby established a new series of 15,000 shares of convertible Preferred Stock of the Company (the “Series A Preferred Stock”) to have the designation, rights, preferences, powers, restrictions and limitations set forth in a supplement of Section 4 as follows:

1.  Dividends.

The holders of the Series A Preferred Stock shall be entitled to receive cumulative dividends in preference to any dividend on the Company’s common stock (the “Common Stock”) at the rate of 8.0% of the original purchase price of the Series A Preferred Stock per annum, payable at the end of each calendar quarter in arrears within two weeks following such calendar quarter (each, a “Dividend Payment Date”), after which the Series A Preferred Stock will participate on an as-converted basis in any dividends declared and paid on the Common Stock; provided, however, that for the one-year period beginning on the Initial Series A Issuance Date (as hereinafter defined), the Company may, at its discretion, pay the 8% dividend on the Series A Preferred Stock in shares of the Company’s Common Stock, based on the average of the closing price for the 10 trading days immediately prior to the dividend date on which our Common Stock was actually traded (the “Average Closing Price”); provided, however, that prior to any issuance of shares of Common Stock as a dividend payment, the Common Stock shares to be issued shall have been included under an effective registration statement. Should the Company elect to pay the 8% dividend on the Series A Preferred Stock in shares of the Company’s shares of fully registered Common Stock, the Company shall issue to the holders of the Series A Preferred Stock the number of shares of the Company’s shares of fully registered Common Stock into which the dollar amount of the 8% dividend would be convertible at the Average Closing Price. Dividends on the Series A Preferred Stock shall accrue and be cumulative from and after the date of original issue thereof whether or not on any Dividend Payment Date there shall be funds legally available for payment of dividends.

2.  Liquidation, Dissolution or Winding Up.

2.1.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other class or series of stock of the Company ranking on liquidation prior and in preference to the Series A Preferred Stock (collectively referred to as “Senior Stock”), but before any payment shall be made to the holders of Common Stock and any other inferior stock, including subsequently issued preferred stock (such Common Stock and any other such inferior stock being collectively referred to as “Junior Stock”) by reason of their ownership thereof, an amount equal to $1,250 per share of Series A Preferred Stock plus any accrued but unpaid dividends (whether or not declared). If upon any such liquidation, dissolution or winding up of the Company the remaining assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock and any class or series of stock (the “Preferred Stock”) ranking on liquidation on a parity with the Series A Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2.  After the payment of all preferential amounts required to be paid to the holders of Senior Stock upon the dissolution, liquidation, or winding up of the Company, all of the remaining assets and funds of the Company available for distribution to its shareholders shall be distributed ratably among the holders of the Series A Preferred Stock, such other series of Preferred Stock as are constituted as similarly participating, and the Common Stock, with each share of Series A Preferred Stock being deemed, for such purpose, to be equal to the number of shares of Common Stock, including fractions of a share, into which such share of Series A Preferred Stock is convertible immediately prior to the close of business on the business day fixed for such distribution.

3.  Voting.

3.1.  Each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section 4 hereof), at each meeting of shareholders of the Company (and written actions of shareholders in lieu of meetings) with respect to any and all matters presented to the shareholders of the Company for their action or consideration. Except as provided by law, by the provisions of Sections 3.2 below, or by the provisions establishing any other series of Preferred Stock, holders of Series A Preferred Stock and of any other outstanding series as of Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2.  The consent of the holders of not less than 66 2/3% of the outstanding Series A Preferred Stock, voting separately as a single class, in person or by proxy, either in writing without a meeting or at a special or annual meeting of shareholders called for the purpose, shall be necessary for: (1) the creation of any Senior Stock, (2) payment of dividends on any shares of the Company’s common stock, (3) any redemptions or repurchases of the Company’s Common Stock or other preferred stock except for purchases at cost upon termination of employment and for redemption of the Series A Preferred Stock as described hereunder, (4) any merger, acquisition, recapitalization, reorganization or sale of all or substantially all of the assets of the Company and its subsidiaries, (5) an increase or decrease in the number of authorized shares of the Company’s common stock or preferred stock, or (6) any change to the rights, preferences, and privileges of the Series A Preferred Stock.

4.  Optional Conversion.

The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1.  Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1,000 by the Series A Conversion Price (as defined below) in effect at the time of conversion. The Series A Conversion Price at which shares of Common Stock shall be deliverable upon conversion of Series A Preferred Stock without the payment of additional consideration by the holder thereof (the “Series A Conversion Price”) shall initially be $1.50. Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

In the event of a liquidation of the Company, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series A Preferred Stock.

4.2.  Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of fractional shares, the Company shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price.

4.3.  Mechanics of Conversion.

(a)  In order to convert shares of Series A Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock at the office of the transfer agent (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent or the Company shall be the conversion date (“Conversion Date”). The Company shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder, or to his nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(b)  The Company shall at all times during which the Series A Preferred Stock shall be outstanding reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock. Before taking any action which would cause an adjustment reducing the Series A Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A Conversion Price.

(c)  All shares of Series A Preferred Stock, which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive dividends, notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Company may from time to time take such appropriate action as may be necessary to reduce the number of shares of authorized Series A Preferred Stock accordingly.

4.4.  Adjustments to Series A Conversion Price for Diluting Issues.

(a)  Special Definitions. For purposes of this Section 4.4, the following definitions apply:

(i)    “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4.4(c), deemed to be issued) by the Company after the date on which the first shares of Series A Preferred Stock were issued (the “Initial Series A Issuance Date”), other than shares of Common Stock issued or issuable:

(A)  upon conversion of shares of Series A Preferred Stock or as a dividend or distribution on the Series A Preferred Stock or upon the exercise of the warrant issued pursuant to Sanders Morris Harris, Inc. as part of the offering of the Series A Preferred Stock;

(B)  pursuant to stock options, warrants or Convertible Securities existing on the Initial Series A Issuance Date, or options that are issuable under the Company’s stock option plan existing as of the Initial Series A Issuance Date;

(C)  for which adjustment of the Series A Conversion Price has previously been made pursuant to Section 4.4(d);

(D)  pursuant to the exercise of warrants to purchase common stock in connection with bank lines of credit, equipment lease transactions and real estate transactions, (provided the aggregate shares issued or to be issued pursuant to this Section 4.4(a)(i)(D) does not exceed 10% of the outstanding shares);

(E)  in connection with any transaction or the exercise of options under any new employee stock option plan which is approved by 66-2/3% of outstanding shares of Preferred Stock; or

(F)  from securities issued in connection with bona fide mergers and acquisitions.

(ii)  “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock and Series A Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

(iii)  “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(b)  No Adjustment of Series A Conversion Prices. Any provision herein to the contrary notwithstanding, no adjustment in the Series A Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 4.4(d) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the Series A Conversion Price in effect on the date of, and immediately prior to, such issue.

(c)  Deemed Issuance of Additional Shares of Common Stock. In the event the Company at any time or from time to time after the Initial Series A Issuance Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(i)  no further adjustments in the applicable Series A Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii)  if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the applicable Series A Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the applicable Series A Conversion Price shall affect Common Stock previously issued upon conversion of the Preferred Stock); and

(iii)  no readjustment pursuant to clause (i) or (ii) above shall have the effect of increasing the applicable Series A Conversion Price to an amount which exceeds the lower of (A) the applicable Series A Conversion Price on the original adjustment date or (B) the applicable Series A Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(d)  Adjustment of Series A Conversion Price upon Issuance of Additional Shares of Common Stock.

(i)  Full Ratchet Adjustment During Initial Two-Year Period. In the event the Company shall at any time during the two-year period following the Initial Series A Issuance Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4.4(c), but excluding shares issued as a dividend or distribution as provided in Section 4.6 or upon a stock split or combination as provided in Section 4.5), without consideration or for a consideration per share less than the applicable Series A Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Series A Conversion Price shall be reduced, concurrently with such issue, to the price per Additional Share of Common Stock issued.

(ii)  Weighted Average Adjustment After Initial Two-Year Period. If the Company shall at any time subsequent to the lapse of two years following the Initial Series A Issuance Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4.4(c), but excluding shares issued as a dividend or distribution as provided in Section 4.6 or upon a stock split or combination as provided in Section 4.5), without consideration or for a consideration per share less than the applicable Series A Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Series A Conversion Price shall be reduced, concurrently with such issue to a price (calculated to the nearest 1/100th of a cent) determined by multiplying such Series A Conversion Price by a fraction, (i) the numerator of which shall be (A) the number of shares of Common Stock outstanding immediately prior to such issue plus (B) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Series A Conversion Price; and (ii) the denominator of which shall be (Y) the number of shares of Common Stock outstanding immediately prior to such issue plus (Z) the number of such Additional Shares of Common Stock so issued.

(e)  Determination of Consideration. For purposes of this Section 4.4, the consideration received by the Company in connection with the issuance of any Additional Shares of Common Stock shall be computed as follows:

(i)  Cash and Property. Such consideration shall:

(A)  insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends;

(B)  insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined by the Board of Directors in good faith; and

(C)  in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both cash and property, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined by the Board of Directors in good faith.

(ii)  Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4.4(c) relating to Options and Convertible Securities shall be determined by dividing:

(A)  the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B)  the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.5.  Adjustment for Stock Splits and Combinations. If the Company shall at any time after the Initial Series A Issuance Date effect a subdivision (by any stock split or otherwise) of the outstanding Common Stock without a corresponding subdivision of the Series A Preferred Stock, the Series A Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time after the Initial Series A Issuance Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A Preferred Stock, the applicable Series A Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4.5 shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6.  Adjustment for Common Stock Dividends and Distributions. If the Company at any time after the Initial Series A Issuance Date declares, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the applicable Series A Conversion Price then in effect by a fraction (a) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date and (b) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Series A Conversion Price shall be adjusted pursuant to this Section 4.6 to reflect the actual payment of such dividend or distribution.

4.7.  Adjustment for Reclassification, Exchange and Substitution. If at any time after the Initial Series A Issuance Date, the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets for below), in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

4.8.  Reorganizations, Mergers or Consolidations. If at any time after the Initial Series A Issuance Date there is a capital reorganization of the Common Stock or the merger or consolidation of the Company with or into another corporation or another entity or person (other than a consolidation, merger or sale which is treated as a liquidation pursuant to Section 2.3) as a part of such capital reorganization, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise to which a holder of Common Stock, deliverable upon conversion thereof, would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A Preferred Stock after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the applicable Series A Preferred Stock Series A Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

4.9.  Adjustment for Failure to File Registration Statement.

In addition to any other applicable adjustments to the Series A Conversion Price, the following adjustments shall apply under the following circumstances:

(a) The Series A Conversion Price shall be reduced by $0.25 per share if (i) the Company does not file a registration statement covering the shares of Common Stock issuable upon conversion of the Series A Preferred Stock within 60 days after the final closing of the sale of the Series A Preferred Stock occurs (the “Registration Filing Deadline”), according to the terms of that certain Confidential Private Placement Memorandum, dated March 27, 2006 (the “Final Closing Date”) or (ii) such registration statement is not declared effective within 120 days (or in 180 days in the event of Securities and Exchange Commission (“SEC”) review) following the Final Closing Date (the “Registration Effective Deadline”), or (iii) after the registration statement is declared effective, such registration statement is subject to blackout periods which exceed 30 consecutive trading days in any 365-day period (each occurrence, an “Excessive Blackout”).

(b) For each subsequent six-month period following the Registration Filing Deadline, Registration Effective Date or Excessive Blackout, in which the filing of the registration statement, effectiveness of the registration statement or passing of the blackout period, as applicable, continues to exist, the Series A Conversion Price shall be further reduced by an additional $0.25 per share; provided that any adjustment made pursuant to this Section 4.9 shall have the effect of reducing the Series A Conversion Price below $0.75.

4.10.  Adjustment Threshold and Recording. No adjustment in a Series A Conversion Price need be made if such adjustment would result in a change in a Series A Conversion Price of less than $0.001. Any adjustment of less than $0.001 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.001 or more in a Series A Conversion Price. All calculations under this Section 4 shall be made to the nearest one hundredth of a cent ($0.0001) or to the nearest one hundredth (1/100) of a share, as the case may be.

4.11.  Other Distributions. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, or assets of the Company (excluding cash dividends), then in each such case for the purpose of this Section 4.11, the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

4.12.  No Impairment. The Company will not, by amendment of the Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred Stock against impairment.

4.13.  Certificate As To Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 4, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series A Preferred Stock, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (a) such adjustment and readjustment, (b) the Series A Conversion Price at the time in effect, and (c) the number of shares of Common Stock (if known) and the amount of other property, if any, which at the time would be received upon the conversion of a share of Series A Preferred Stock.

4.14.  Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Series A Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

4.15.  Certain Events. If any event occurs of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors shall make an appropriate adjustment in the Series A Conversion Price so as to protect the rights of the holders of Series A Preferred Stock; provided, that no such adjustment shall increase the number of Series A Preferred Stock as otherwise determined pursuant to this Section 4.4 or decrease the number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock.

4.16.  Notices. Any notice, request, demand or other communication required or permitted to be given to a holder of Series A Preferred Stock pursuant to the provisions of this Section 4 will be in writing and will be effective and deemed given under this Section 4 on the earliest of: (a) the date of personal delivery, (b) the date of transmission by facsimile, with confirmed transmission and receipt, (c) two (2) days after deposit with a nationally-recognized courier or overnight service such as Federal Express, or (d) five (5) days after mailing via certified mail, return receipt requested. All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth for such party. Any holder of Series A Preferred Stock (and such holder’s permitted assigns) may change such holder’s address for receipt of future notices hereunder by giving written notice to the Company.

5.  Redemption.

5.1.  On or after March 31, 2011, the Series A Preferred Stock shall be redeemable at the election of holders of 66-2/3% of the then-outstanding Series A Preferred Stock, at a price equal to 125% of the original purchase price paid for the Series A Preferred Stock plus all accrued dividends.

5.2.  To the extent that the Company is unable to effect such redemption, the amount unredeemed shall be paid by the Company using a one-year secured second lien note issued to each unredeemed holder of Series A Preferred Stock, which shall bear interest at a rate of 12% per annum, payable quarterly in cash.

5.3.  The Company may, at its option, redeem all, or from time to time part, of the Series A Preferred Stock in cash at an amount equal to 100% of the original purchase price paid for the Series A Preferred Stock plus all accrued dividends, if: (i) the Company notifies the holders of the Series A Preferred Stock of such election within 10 days following any 30 consecutive trading days during which the closing price of the Company’s Common Stock exceeds $3.00 per share for at least 25 of such 30 trading days; (ii) the Company has previously caused to be filed with the SEC, with such filing declared effective, a shelf registration statement relating to the issuance by the Company of the Common Stock underlying the shares of Series A Preferred Stock; and (iii) the Company has become listed on a nationally recognized stock exchange or quotation system.

6.  Board Representation.

The number of directors of the Company on the Initial Series A Issuance Date shall be set at no more than six. For as long as at least 500 shares of the Series A Preferred Stock remain outstanding, the holders of the Series A Preferred Stock, voting together as a single class, shall have the right to elect one member of the Company’s Board of Directors.

In the event that the Company fails to pay dividends on the Series A Preferred Stock for two consecutive Dividend Payment Dates, (i) the number of directors of the Company shall be expanded to eight; and (ii) the holders of the Series A Preferred Stock, voting together as a single class, shall have the right to elect two additional members of the Company’s Board of Directors (the “Additional Directors”); provided that the affirmative vote of the holders of 66 2/3% of the outstanding shares of Series A Preferred Stock shall be required to elect any Additional Director.

7.  Amendment.

This Certificate of Designation constitutes an agreement between the Company and the holders of the Series A Preferred Stock. It may be amended only by both the affirmative vote of the Board of Directors of the Company and the affirmative vote of the holders of 66 2/3% of the outstanding shares of Series A Preferred Stock.

8.       Covenants Of The Company. At the Initial Series A Issuance Date and for as long as at least 500 shares of the Series A Preferred Stock remain outstanding, the Company agrees that:

(i)  the amount of the Company’s aggregate term debt incurred by the Company shall not exceed $25,000,000 or 3.5 times the amount of Adjusted Trailing Twelve Months of EBITDA, whichever is greater. The term “Adjusted Trailing Twelve Months” shall give pro-forma effect to acquisitions and the term “EBITDA” shall mean the Company’s reported Earnings Before Interest Expense, Income Taxes, Depreciation and Amortization, less the Company’s interest expense on its revolving line of credit, which shall be calculated on a quarterly basis, beginning June 30, 2006;

(ii)  the Company’s Board of Directors shall approve all related transactions which would be required to be disclosed pursuant to Item 404 of Regulation S-K;

(iii)  the Company will use its commercially reasonable best efforts to become listed as soon as practicable after Closing on any one of the following: the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange; and

(iv)  the Company agrees to establish an Audit Committee and Compensation Committee as soon as reasonable practicable (as determined by the Board of Directors) after the closing of the offering and to implement and follow applicable corporate governance requirements and procedures under the Sarbanes-Oxley Act.

[Signature Page to Follow]

[Signature Page to the Certificate of Designation for the Series A Preferred Stock]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be executed by its President and attested to by its Secretary this 30th day of March, 2006.

By: /s/ Chuck McArthur
Chuck McArthur, President

ATTEST:

/s/ Bobby W. Page
Bobby W. Page, Secretary